EXHIBIT 99.1

PRESS RELEASE
NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	April 23, 2004

CONTACT:	DAVID B. RAMAKER
(989) 839-5269

FRANK P. POPOFF NAMED CHAIRMAN OF
CHEMICAL FINANCIAL CORPORATION

         Midland, MI - April 20, 2004-At the Annual Meeting of Shareholders of Chemical Financial Corporation held on April 19, 2004, Aloysius J. Oliver announced his intent to retire from the position of chairman of the board of directors effective May 1, 2004. Mr. Oliver will continue to serve as a member of the boards of directors of both Chemical Financial Corporation and Chemical Bank and Trust Company. In January 1997, Mr. Oliver was named President and Chief Executive Officer of Chemical Financial Corporation and served until his retirement from that position on December 31, 2001. On January 1, 2002, he became non-executive chairman of the board of Chemical Financial Corporation.

         Frank P. Popoff, an independent director, has been named and elected Mr. Oliver's successor and will begin serving as Chairman, effective May 1, 2004. The change in chairmanship comes in conjunction with recommended corporate governance practices following the Sarbanes-Oxley Act of 2002. Good governance practices suggest that publicly traded companies either have an independent director serve as chairman or designate an independent director to be titled "lead director."

         Mr. Popoff is the retired Chairman of the Board of Directors of The Dow Chemical Company, a position he held from 1992 until November 2000. Mr. Popoff joined The Dow Chemical Company in 1959 and served in senior positions in sales, marketing, operations and business management, including responsibilities for international areas of the company. He served as Chief Executive Officer of the company from 1987 until 1995. Mr. Popoff has been a member of the Chemical Bank and Trust Company Board of Directors since 1985 and joined the Board of Chemical Financial Corporation in February 1989. He is currently a member of

Chemical Financial Corporation's Audit Committee, Corporate Governance and Nominating Committee, Pension Committee and Compensation Committee. Mr. Popoff's vast experience and exposure to corporate governance practices will allow for a smooth transition in chairmanship of the Company.

         Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's four subsidiary banks operate 133 banking offices and 2 loan production offices spread over 33 counties in the lower peninsula of Michigan.

         Chemical Financial Corporation common stock trades on the Nasdaq Stock Market under the symbol "CHFC".

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